EXHIBIT 99.1

Anika Therapeutics Mourns the Sudden Passing of Joseph Darling, President and Chief Executive Officer

BEDFORD, Mass., Jan. 29, 2020 (GLOBE NEWSWIRE) -- Anika Therapeutics, Inc. (NASDAQ: ANIK) announced today with great sadness that Joseph Darling, its President and Chief Executive Officer, passed away unexpectedly on January 29, 2020 in Upstate New York. He was 62.

“We are shocked and greatly saddened by the passing of Joe Darling,” said Joseph Bower, Chairman of Anika's Board of Directors. “He was a visionary leader with a passion for healthcare, a devoted father to his children and a good friend. On behalf of the Board of Directors and all Anika employees, as well as the many people he worked with and mentored over the years, we would like to extend our deepest condolences to the Darling family, including his wife, Maureen, and children, Jon and Jordan. We will miss Joe dearly.”

The Company’s Board of Directors will immediately initiate a search to identify a new CEO. A leading executive search firm will be retained to assist in the process.

Effective immediately, the Company’s Board has established an interim Office of the President to provide ongoing leadership and oversight of the day-to-day operations of the Company while the search is conducted. The Office of the President is to be filled by Sylvia Cheung, Chief Financial Officer, James Loerop, Executive Vice President of Business Development and Strategic Planning, and Thomas Finnerty, Executive Vice President of Human Resources. Anika Board member, Dr. Cheryl Blanchard, will meet regularly with the Office of the President. All will remain in their current positions while carrying out their new responsibilities.

Mr. Darling joined Anika as President in July 2017 and was appointed CEO in March 2018, bringing more than 20 years of extensive experience in executive management and leadership from publicly-traded, commercial-stage companies, including Abbott Laboratories, Baxter Healthcare, Smith & Nephew, CONMED, and Wyeth-Ayerst. Before joining Anika, Mr. Darling held executive leadership positions with two small privately held orthopedic companies. Prior to these roles, Mr. Darling held senior level executive positions at CONMED Corporation, a global, publicly-held, diversified medical device company, as Global President of its wholly-owned subsidiary, Linvatec Corporation, and as Executive Vice President of Global Corporate Commercial Operations. At CONMED, Mr. Darling led five global business units with approximately $760 million in annual revenues and re-energized the organizational efforts in sales, marketing, R&D, and business development activities that allowed the company to expand its portfolio of product offerings to its customers. Mr. Darling oversaw the launch and commercialization of many key new products while at Linvatec including several new sports medicine technologies in the shoulder (Shoulder Restoration System, Y-Knot Shoulder Anchor line), along with new products in the knee and hip joints. Before joining CONMED, Mr. Darling was Senior Vice President and General Manager for the sports medicine and biologics business at Smith & Nephew, where he played an important role in defining a global strategy that propelled the company to a leadership position in the sports medicine field. While at Smith & Nephew, Mr. Darling and his team were pioneers in developing the Hip Arthroscopy space from a commercial perspective. Mr. Darling launched his career at Abbott Laboratories where he was involved in the commercialization efforts of many pharmaceutical products in the neuroscience, antimicrobial, cardiovascular, and HIV treatment space. While at Abbott Laboratories, he held management positions in sales and marketing before joining Wyeth-Ayerst Pharmaceuticals in roles of marketing for the pain and inflammation and women's healthcare franchises. He later joined Baxter Healthcare as a Vice President of marketing and health systems. Mr. Darling received a Bachelor of Arts in Political Science from Syracuse University.

About Anika Therapeutics, Inc.
Anika Therapeutics, Inc. (NASDAQ: ANIK) is a global, integrated joint preservation and regenerative therapies company based in Bedford, Mass. Anika is committed to delivering therapies to improve the lives of patients across a continuum of care from osteoarthritis pain management to joint preservation and restoration. The company has more than two decades of global expertise commercializing more than 20 products based on its proprietary hyaluronic acid (HA) technology platform. For more information about Anika, please visit www.anikatherapeutics.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, concerning, but not limited to, the establishment of an Office of the President and the management leadership structure of the Company. The Securities and Exchange Commission ("SEC") encourages companies to disclose forward-looking statements so that investors can better understand a company’s future prospects and make informed investment decisions. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as "will," "likely," "may," "believe," "expect," "anticipate," "intend," "seek," "designed," "develop," "would," "future," "can," "could," and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans, and objectives are forward-looking statements. Please refer to the factors set forth under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC, as may be amended or supplemented in subsequently filed Quarterly Reports on Form 10-Q for important factors that we believe could cause actual results to differ materially from those in our forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

For Investor Inquiries:	For Media Inquiries:
Anika Therapeutics, Inc.	W2O Group
Sylvia Cheung, 781-457-9000	Jeremy Berrington, 312-241-1995
Chief Financial Officer	jberrington@w2ogroup.com
investorrelations@anikatherapeutics.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/d46c34ab-5979-4e45-970b-3e38b36293e7